FOR RELEASE Wednesday, July 22, 2026

Investor Contact:    Press Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Iridium Announces Second Quarter 2026 Results
Provides update on strategic initiatives; Pending acquisition by Rocket Lab expected to close in mid-2027

MCLEAN, Va. – July 22, 2026 – Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium” or the “Company”), a leading provider of global voice, data, and PNT satellite services, today reported financial results for the second quarter of 2026.

Pending Transaction with Rocket Lab

On June 28, 2026, the Company entered into a definitive agreement with Rocket Lab Corporation under which Rocket Lab will acquire the Company. The transaction is expected to be completed in mid-2027, subject to approval by Iridium stockholders and the satisfaction of other customary closing conditions.

In light of the pending transaction, the Company does not intend to hold conference calls to discuss its quarterly financial results or to update or provide financial guidance.

Second Quarter 2026 Financial Results

Iridium reported second quarter total revenue of $225.2 million, a 4% increase versus the comparable period of 2025. Service revenue, which primarily represents recurring revenue from Iridium’s growing subscriber base, grew 4% from the year-ago period and was 72% of total revenue for the second quarter of 2026.

“Iridium’s global network and expanding service portfolio continues to be the gold standard for mission critical applications,” said Matt Desch, CEO, Iridium. “We believe vertically integrating with Rocket Lab’s industry leading launch and satellite capabilities will allow the combined company to realize even greater ambitions to solve important connectivity challenges around the world.”

Income from Operations

Net income was $9.7 million, or $0.09 per diluted share, for the second quarter of 2026, as compared to net income of $22.0 million, or $0.20 per diluted share, for the second quarter of 2025. The decrease was primarily the result of increases in transaction costs. Operational EBITDA (“OEBITDA”)(1) for the second quarter of 2026 was $119.1 million, as compared to $121.3 million for the prior-year period. The year-over-year OEBITDA was lower due primarily to a $3.9 million increase in accrued expenses related to a change in practice to pay annual incentive compensation entirely in cash rather than a mix of equity and cash, which the Company previewed in prior quarters.

Subscribers

The Company ended the second quarter with 2,627,000 total billable subscribers, up from 2,483,000 for the year-ago period and 2,555,000 for the quarter ended March 31, 2026. Total billable subscribers grew 6% year-over-year, led by growth in commercial IoT.

Business Highlights

Service – Commercial
Commercial service remained the largest part of Iridium’s business, representing 59% of the Company’s total revenue during the second quarter. Commercial service revenue was $133.7 million, up 4% from the comparable period last year. Commercial IoT data revenue increased $2.3 million, or 5%, in the latest period, driven by a 9% increase in billable subscribers. Hosted payload and other data service revenue increased $2.0 million, or 14%, primarily due to increases in other data services contracts. Commercial voice and data revenue increased $1.6 million, or 3%, primarily due to higher average monthly revenue per unit (“ARPU”) related to price actions implemented in the prior year. The increases in commercial services were partially offset by a decrease in commercial broadband revenue.

Service – U.S. Government
Government service revenue grew 3% to $27.6 million in the second quarter, reflecting contractual rate increases in the Enhanced Mobile Satellite Services contract (the “EMSS Contract”) over the prior year. The U.S. government continues to be Iridium’s largest single customer, representing 17% of service revenue and nearly all of engineering services and support business.
Iridium continues to expect a renewal of its EMSS Contract with the U.S. Space Force by March 2027.

Equipment
Equipment revenue was $20.8 million in the second quarter, up 7% compared to $19.5 million in the prior-year quarter.

Engineering & Support
Engineering and support revenue was $43.1 million during the second quarter, up 3% compared to $41.9 million in the prior-year quarter, primarily due to increasing activity with the U.S. government.

Strategic Growth Initiatives
In February 2026, Iridium announced four strategic initiatives that are driving new activity with business partners and designed to drive revenue growth and business expansion into new industries and applications. The Company remains focused on investing in and expanding its presence through the following initiatives:

•Satellite IoT. Iridium continues to make progress on both proprietary and standards-based products and services to expand its IoT offering with key target markets. The introduction of the Iridium 9604, a new tri-mode module launched on June 23, 2026, combines Iridium Short Burst Data® (SBD®) satellite connectivity, LTE-M cellular, and GNSS positioning in a power efficient, small form factor module. The integrated architecture provides operational and economic benefits that are engineered to simplify device design, reduce costs, and allow the Iridium 9604 to serve as a next-generation platform for satellite IoT services.

Iridium will also introduce its new standards-based service, Iridium NTN Direct, later this year. Live over-the-air demonstrations with mobile network operators, semiconductor companies, and existing business partners are underway to extend the reach of terrestrial services with satellite connectivity. These standardized services will provide direct-to-device (D2D) capabilities and support low-cost IoT applications, where reliability and coverage are critical, and even for connecting consumer devices from space.

•Assured PNT. The recent announcement of the commercial availability of Iridium’s new PNT ASIC, expands the potential applications and addressable market for Iridium’s global PNT services. Designed to help protect GPS- and GNSS-dependent devices from growth jamming, spoofing, and other threats, Iridium PNT is used by commercial, civil, and government enterprises to ensure resilience for critical infrastructure, communications, and transportation.

•National Security Missions. Iridium continues to build off its successful history of providing mission critical communications under the EMSS program to develop and deploy efficient and resilient operations supporting the U.S. Space Force. Leveraging its ongoing work developing ground systems and managing the operations centers for the Space Development Agency’s Proliferated Warfighter Space Architecture (PWSA), Iridium is positioned to expand its strategic relationship with the U.S. government. As new requirements and demand for systems take shape, additional opportunities to leverage Iridium’s expertise and capabilities for other national security initiatives continue to emerge.

•Aviation Safety. Iridium’s leadership position in aviation safety advanced further with the Company’s acquisition of Aireon LLC, the world's only space-based Automatic Dependent Surveillance-Broadcast (ADS-B) air traffic surveillance system, on July 2, 2026. This acquisition of Aireon accelerates Iridium’s growth into services for airlines and air navigation service providers, while adding valuable commercial data services capabilities and incremental revenue streams.

Iridium is actively developing new products that leverage Aireon’s existing satellite-based aviation safety surveillance services and global high-fidelity data set to deliver greater value to the entire aviation industry. This acquisition is expected to result in at least an additional consolidated $100 million of service revenue and $30 million of OEBITDA on an annualized basis.

Capital Allocation

Capital expenditures were $21.8 million for the second quarter, including $1.6 million in capitalized interest. The Company ended the second quarter with gross Term Loan debt of $1.8 billion, and a cash and cash equivalents balance of $184.2 million, for a net debt balance of $1.6 billion. The Company ended the second quarter with net leverage of 3.3 times trailing twelve months OEBITDA.

Subsequent to the end of the second quarter, Iridium closed on its acquisition of Aireon LLC. The aggregate purchase price payable was approximately $366.7 million, of which 50% was paid in cash at the closing of the acquisition and the remaining 50% was deferred in the form of a $183.4 million loan from the sellers, bearing no interest, maturing one year following the closing. The Company drew down $100 million on its Revolving Facility as a source of cash paid at the closing. Additionally, Iridium assumed Aireon’s existing credit facility with an aggregate principal balance of $154.7 million, with a scheduled maturity date of October 10, 2028.

Iridium paid its second quarter dividend of $0.15 per share of common stock on June 30, 2026, resulting in a total payment of $16.2 million to stockholders.

(1)Non-GAAP Financial Measures & Definitions
In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company reports OEBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate the Company’s fundamental operational performance. OEBITDA represents earnings before interest, income taxes, depreciation and amortization, gain (loss) on equity method investments, transaction related expenses, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from OEBITDA. Management believes such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. OEBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of OEBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes OEBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses OEBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that OEBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, OEBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since OEBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view OEBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to OEBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Iridium Communications Inc.
Supplemental Reconciliation of GAAP Net Income to Operational EBITDA
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net income	$9,679	$21,968	$31,273	$52,380
Interest expense, net	19,246	22,752	38,612	44,576
Income tax expense	3,125	3,807	11,952	9,626
Depreciation and amortization	53,863	52,837	107,604	104,504
Share-based compensation	17,359	19,089	28,741	30,837
Transaction related expenses(1)	14,325	—	15,024	—
Loss on equity method investments	1,510	860	2,242	1,508
Operational EBITDA	$119,107	$121,313	$235,448	$243,431
(1)     Represents direct costs incurred in connection with the evaluation, negotiation, consummation, financing and integration of strategic transactions, including, acquisitions, divestitures and investments, whether or not actually completed. These costs generally include legal and advisory fees, severance and other related costs.

About Iridium Communications Inc.
Iridium Communications Inc. (Nasdaq: IRDM) operates the world’s only truly global mobile satellite network. It serves as a platform for innovation, enabling voice, data, and messaging, positioning, navigation, and timing (PNT), and aircraft surveillance services anywhere on Earth. Through its satellite constellation and integrated capabilities like Aireon, the world’s only space-based air traffic surveillance system, Iridium delivers services that support safety-focused operations across aviation, maritime, government, industrial, and consumer markets. The Company is a leader in satellite Internet of Things (IoT) connectivity and is advancing direct-to-device (D2D) communications based on open standards to expand access to satellite services.
Headquartered in McLean, Virginia, Iridium innovates through an ecosystem of more than 500 technology and distribution partners, serving millions of customers worldwide. For more information, visit www.iridium.com.

Forward-Looking Statements
Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Iridium has based these statements on its current expectations and the information currently available to it. Forward-looking statements in this press release include statements regarding Iridium’s strategy and growth opportunities; expectations with respect to revenue growth, subscribers, and OEBITDA; Iridium’s acquisition by Rocket Lab and the benefits and expected timing thereof; the anticipated timing of Iridium NTN Direct; and Iridium’s future performance against its four strategic growth initiatives. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation; the development of and market for Iridium’s products and services; increased competition; risks related to Iridium’s pending acquisition by Rocket Lab, including potential litigation relating to the proposed transaction that could be instituted against Rocket Lab, Iridium or their respective directors, managers, or officers, including the effects of any outcomes related thereto, the risk that disruptions from the proposed transaction will harm Rocket Lab’s or Iridium’s businesses, including current plans and operations, or will otherwise divert management time from ongoing business operations on transaction-related issues, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction, fluctuations in, and uncertainty as to the long-term value of, Rocket Lab or Iridium common stock (including as relating to the risk that any announcements related to the proposed transaction could have adverse effects on the market price of such stock), restrictions during the pendency of the proposed transaction that may impact Iridium’s ability to pursue certain business opportunities or strategic transactions, and unexpected costs, charges or expenses resulting from the proposed transaction; and Iridium’s recent acquisition of Aireon; changes in trade policy, including tariff rates, as well as general industry and economic conditions; and legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on February 12, 2026, and the Company’s Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on July 22, 2026, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements, except as required by applicable law.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended June 30,
	2026	2025
Revenue
Service revenue
Commercial	$133,703	$128,820
Government	27,625	26,750
Total service revenue	161,328	155,570
Subscriber equipment	20,767	19,455
Engineering and support service	43,142	41,881
Total revenue	225,237	216,906
Operating expenses
Cost of services (exclusive of depreciation and amortization)	51,314	53,603
Cost of subscriber equipment sales	13,478	11,302
Research and development	5,530	4,279
Selling, general and administrative	67,044	44,627
Depreciation and amortization	53,863	52,837
Total operating expenses	191,229	166,648
Operating income	34,008	50,258
Other expense, net
Interest expense, net	(19,246)	(22,752)
Other income, net	(448)	(871)
Total other expense, net	(19,694)	(23,623)
Income before income taxes and loss on equity method investments	14,314	26,635
Income tax expense	(3,125)	(3,807)
Loss on equity method investments	(1,510)	(860)
Net income	$9,679	$21,968
Operational EBITDA	$119,107	$121,313

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Six Months Ended June 30,
	2026	2025
Revenue
Service revenue
Commercial	$264,107	$256,362
Government	55,250	53,500
Total service revenue	319,357	309,862
Subscriber equipment	40,986	42,576
Engineering and support service	83,951	79,346
Total revenue	444,294	431,784
Operating expenses
Cost of services (exclusive of depreciation and amortization)	100,950	102,389
Cost of subscriber equipment sales	26,492	24,169
Research and development	11,704	9,696
Selling, general and administrative	112,823	80,380
Depreciation and amortization	107,604	104,504
Total operating expenses	359,573	321,138
Operating income	84,721	110,646
Other expense, net
Interest expense, net	(38,612)	(44,576)
Other expense, net	(642)	(2,556)
Total other expense, net	(39,254)	(47,132)
Income before income taxes and loss on equity method investments	45,467	63,514
Income tax expense	(11,952)	(9,626)
Loss on equity method investments	(2,242)	(1,508)
Net income	$31,273	$52,380
Operational EBITDA	$235,448	$243,431

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$58,387	$56,810	3%	$115,820	$112,752	3%
IoT data(2)	47,071	44,741	5%	93,037	88,596	5%
Broadband(3)	11,674	12,724	(8)%	23,896	25,600	(7)%
Hosted payload and other data service(4)	16,571	14,545	14%	31,354	29,414	7%
Total commercial service revenue	133,703	128,820	4%	264,107	256,362	3%
Government service revenue(5)	27,625	26,750	3%	55,250	53,500	3%
Total service revenue	161,328	155,570	4%	319,357	309,862	3%
Subscriber equipment	20,767	19,455	7%	40,986	42,576	(4)%
Engineering and support(6)
Commercial	1,689	2,404	(30)%	3,032	4,041	(25)%
Government	41,453	39,477	5%	80,919	75,305	7%
Total engineering and support	43,142	41,881	3%	83,951	79,346	6%
Total revenue	$225,237	$216,906	4%	$444,294	$431,784	3%
Operational EBITDA
Operational EBITDA	$119,107	$121,313	(2)%	$235,448	$243,431	(3)%
Other
Capital expenditures(7)	$21,836	$20,710		$51,791	$45,256
Net debt(8)	$1,590,507	$1,745,412
Cash, cash equivalents and marketable securities	$184,214	$79,309
Revolving Credit Facility	$—	$50,000
Term Loan, gross	$1,774,721	$1,774,721
Deferred financing costs	(12,847)	(15,552)
Term Loan, net	$1,761,874	$1,759,169
(1)    Service revenue consists primarily of subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)    IoT data service provides a two-way short burst data transmission between Iridium’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus®.
(4)    Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon LLC and L3Harris Technologies, Inc. We acquired Aireon LLC on July 2, 2026. Other services include primarily Iridium’s position, navigation and timing service.
(5)    Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)    Engineering and support includes engineering services for the Space Development Agency contract and to assist commercial customers in developing new technologies for use on Iridium’s satellite system, as well as maintenance services to the U.S. government’s dedicated gateway.
(7)    Capital expenditures based on cash spent in the respective period.
(8)    Net debt is calculated by taking the gross Term Loan and Revolving Credit Facility amounts, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.
Subscriber Highlights
(In thousands, except ARPU)

	As of June 30,
	2026	2025	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	402	415	(3)%
IoT data	2,091	1,924	9%
Broadband (3)	16.0	16.3	(2)%
Total commercial voice and data, IoT data and Broadband service	2,509	2,355	7%
Government
Voice and data and IoT data service
Voice and data	42	49	(14)%
IoT data	76	79	(4)%
Total government voice and data and IoT data service	118	128	(8)%
Total billable subscribers	2,627	2,483	6%

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025		2026	2025
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	3	6		—	—
IoT data	72	39		93	37
Broadband	(0.1)	—		(0.1)	(0.3)
Total commercial voice and data, IoT data and Broadband service	75	45		93	37
Government
Voice and data and IoT data service
Voice and data	(1)	(5)		(1)	(13)
IoT data	(2)	—		(2)	—
Total government voice and data and IoT data service	(3)	(5)		(3)	(13)
Total net billable subscriber additions	72	40		90	24

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
ARPU (2) (4)
Commercial
Voice and data	$49	$46	7%	$48	$45	7%
IoT data	$7.64	$7.83	(2)%	$7.58	$7.75	(2)%
Broadband	$243	$260	(7)%	$248	$260	(5)%
(1)    Subscribers as of the end of the respective period.
(2)    Billable subscriber and average monthly revenue per unit (“ARPU”) data is not applicable for hosted payload and other data service revenue items and is excluded from presentation above.
(3)    Broadband is comprised of Iridium OpenPort and Iridium Certus.
(4)    ARPU is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.